December 1, 2022

Ms. Kelly Anderson
204 Highwood Trail
The Colony, Texas 75056

Dear Kelly:

On behalf of AgEagle Aerial Systems Inc., a Nevada corporation (the "Company"), I am pleased to invite you to join the Company's Board of Directors (the "Board"). If you accept, you will serve as a Director from the date that you sign this letter of appointment (the "Effective Date") until the date upon which your successor is elected, or your earlier removal or resignation.

You shall have all responsibilities of a Director imposed by Nevada or applicable law, and the Articles of Incorporation and Bylaws of the Company, as may be amended from time to time. These responsibilities shall include, but shall not be limited to, the following:

- Telephonic meetings with the CEO, the Board and similar parties, and occasional in- person scheduled meetings of the Board;
- Participation in the development and refinement of the Company's strategic plan, business plan and long-term vision;
- Assisting the Company in achieving stated milestones; and
- Representing the stockholders and the interests of the Company as a fiduciary.

You are hereby also being requested to serve in the following capacities on the committees of the Board: Chair of the Audit Committee and as a member on each of the Compensation Committee and the Nominating and Corporate Governance Committee.

In consideration for your services and upon approval by our Board of Directors, you will receive the following compensation. The terms and conditions of the stock option grants will be pursuant to the terms of a stock option agreement.

- Annual cash fee of $60,000, payable quarterly.
- A quarterly grant of 25,000 stock options with an exercise price at the current market price of the Company's common stock at the time of issuance (the "Quarterly Options"). The Quarterly Options are exercisable for a period of five years from the date of grant and vest in equal quarterly installments over a period of two years from the date of grant.

You will receive indemnification as a Director of the Company to the maximum extent extended to Directors of the Company generally, as set forth in the Company's Articles of Incorporation, Bylaws, and the Directors and Officers insurance coverage the Company maintains.

By accepting this offer, you are representing to us that (i) you do not know of any conflict that would restrict your service on the Board, (ii) there is nothing in your background that would disqualify you from serving on the Board, and (iii) you will not provide the Company with any documents, records, or other confidential

information belonging to other parties. Since we are a public company, if asked, you will complete a Director's Questionnaire and agree to a background check.

I hope that this offer is satisfactory to you and I look forward to your joining the Company's Board of Directors. Please indicate your acceptance of this offer by signing below and returning one copy of this offer to me as soon as possible. By signing below you acknowledge that you have read this agreement and fully understand the nature and effect of it and the terms contained herein and that the said terms are fair and reasonable and correctly set out your understanding and intention.

Kelly, I very much look forward to having you on the Board of AgEagle, and working with you to achieve great things for this company.

Very truly yours,

Barrett Mooney
Chairman and Chief Executive Officer

I accept the position on the Board of Directors of AgEagle Aerial Systems Inc. under the terms and conditions set forth herein.

______________________________ December 6, 2022

Kelly J. Anderson Date